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                              SEPARATION AGREEMENT

     It is hereby agreed by and between Douglas G. Manner ("Employee") and Mission Resources Corporation, former employer, (hereinafter collectively "Company"), that Employee has separated from employment with Company effective July 31, 2002, (hereinafter "Separation Date"), and that in order to resolve amicably all matters concerning Company employment and release, Employee and Company, in consideration of their mutual promises and other consideration itemized below, hereafter enter into the following agreement:

     1. Nothing stated in this Agreement, or stated or done in connection herewith, shall constitute or indicate in any way any wrongdoing of any kind either by Employee or Company.

     2. Company agrees that upon execution by Employee and receipt by its representative of this Agreement and the Release appended as Exhibit A, Company will pay Employee, a total of $1,280,000.00 severance ("Severance"), less payroll deductions for Federal Income Tax and FICA, which is equal to two (2) times the Executive's highest annual salary in existence at any time during the last two (2) years of employment immediately preceding the date of separation, and two (2) times the highest annual bonus paid to the Executive while employed at the Company. The above sum will be paid in a lump sum within thirty (30) days after Separation Date pursuant to the Amended and Restated Employment Agreement between Employee and Company dated May 15, 2001 ("Employment Agreement"). Severance will not be eligible for 401(k)-plan participation.

     In addition, pursuant to the Employment Agreement, the Employee shall be entitled to the following:

     (i) Immediate vesting of any of the Executive's outstanding options to purchase securities of Company which were not vested by their own terms on the Separation Date and the extension of the Executive's right to exercise all the Executive's options to purchase securities of Company for a period equal to the lesser of (a) two (2) years following the Separation Date, or (b) the remaining term of the applicable options;

     (ii) For the twenty-four (24) month period after the Separation Date, Company, at its sole expense, shall continue to provide or arrange to provide Employee (and Employee's dependents) with health insurance benefits no less favorable than the health plan benefits provided by Company (or any successor) during such twenty-four (24) month period to any senior executive officer of Company; provided, further, to the extent the coverage or benefits received are taxable to Executive, the Company shall make Executive "whole" on a net after tax basis;


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    (iii) An amount, in cash, equal to the sum of (a), any unreimbursed expenses incurred by Employee in the performance of his duties hereunder through the Separation Date, plus (b), any accrued and unused vacation time as of the Separation Date; and

     (iv) Payment of a lump sum in cash in January 2003, as determined in accordance with Company's Deferred Compensation Plan which payment shall be in satisfaction of any of the Employee's rights under the Plan.

     Except as otherwise specifically noted, any payments set forth in clauses
(i) through (iv) above shall be subject to Company's required tax withholding obligations, if any. Notwithstanding the foregoing, if any excise tax relating to "parachute payments" under Section 280G of the Code applies to any payment made to Employee pursuant to the terms of this Agreement, then Company shall pay Employee an additional payment in an amount such that, after payment of federal income taxes (but not the excise tax) on such additional payment, Employee retains an amount equal to the excise tax originally imposed on the payment.

     3. Employee acknowledges that during the course of Employee's employment Employee has had access to certain trade secrets of Company and that such trade secrets constitute valuable, highly confidential, special and unique property of Company, which Employee agrees not to disclose. These "trade secrets" include but are not limited to maps, computer programs, engineering studies, geological studies, proposed transactions, and files, records and documents relating thereto. Also, the "trade secrets" include lists of customers who utilize Company's services, and related customer information. However, such trade secrets do not include customers with whom Employee had a business relationship before being employed by Company. These "trade secrets" shall not include any information readily discernable from trade or general circulation publications or otherwise existing or available in the public domain.

     4. Company and Employee acknowledge that, pursuant to Section 16 of the Employment Agreement (which section expressly survives the termination of the Employment Agreement pursuant to the terms thereof), during the term of the Employment Agreement and for a period of six years thereafter, Company shall cause Employee to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of Company or service in other capacities at the request of Company. The coverage provided to Employee pursuant to this paragraph shall be of a scope and on terms and conditions at least as favorable as the most favorable coverage provided to any other officer or director of Company (or any successor). In addition, to the maximum extent permitted under applicable law, during the term of the Employment Agreement and for a period of six years thereafter, the Company shall indemnify Employee against and hold Employee harmless from any costs, liabilities, losses and exposures for Employee's services as an employee, officer and director of Company (or any successor), except in such circumstances where liabilities are the direct result of Employee's gross negligence or willful misconduct.



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     5. Employees, officers and directors of Company shall refrain from making any derogatory or disparaging remarks to any third party against Employee with respect to Employee's employment by Company, Employee's performance, Employee's character, or any such matters. Further, employees, officers and directors of Company shall refrain from discussions among themselves using any such derogatory or disparaging remarks.

     6. Employee shall refrain from making any derogatory or disparaging remarks regarding Employee's employment by Company, or Company's services, management, or operations to any third party other than members of Employee's immediate family.

     7. Employee acknowledges that he or she has been given a period of at least 21 days within which to consider this Agreement and has been given certain information (attached) as required by the Age Discrimination in Employment Act, and the Release to be executed hereunder, and that these documents have been executed by Employee voluntarily, with full knowledge of all relevant information and after ample opportunity to consult with legal counsel. Employee is hereby advised to consult with an attorney prior to entering into this Agreement and the Release to be executed hereunder. Employee and Company further agree that Employee has a period of seven (7) days following Employee's execution of this Agreement and the Release to be executed hereunder in which to revoke these documents by delivering to Company's undersigned representative written notice of Company revocation, and that this Agreement and the Release executed hereunder shall not become effective or enforceable until such revocation period has expired. At Employee's option and sole discretion, Employee may waive the twenty-one (21) day review period and execute this Agreement before the expiration of twenty-one (21) days in which case the seven-day revocation period shall commence upon Employee's execution of this Agreement. If Employee elects to waive the twenty-one (21) day review period, Employee acknowledges and admits that he was given a reasonable period of time within which to consider this Agreement and his waiver is made freely and voluntarily, without duress or any coercion by any other person.

     8. Except as required by applicable law, including, without limitation, the Securities Exchange Act of 1934, as amended, Company and Employee agree that they will not disclose to any other person or entity and will keep confidential the fact of the existence of this Agreement, and all other facts or information of every kind concerning this Agreement. Notwithstanding the foregoing, Employee may disclose the existence of this Agreement or information therein to Employee's family, Employee's attorney(s) or to Employee's financial advisors or tax preparer or to the government for tax purposes, or as otherwise required by law.

     9. Agreement shall be binding on and inure to the benefit of Employee and Company as well as all of their heirs, executors, administrators, officers, directors, employees, stockholders, successors and assigns, and all subsidiaries, affiliates and representatives of any of the foregoing entities.



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     10. Company and Employee agree that this Agreement and the Release shall be construed under the laws of Texas and, if necessary, litigated in Houston, Texas.

     11. This Agreement and the Release contain the entire agreement of the parties in complete satisfaction of any and all claims Employee or Company may have against each other as of the date of execution of this Agreement, whether or not arising from that certain Amended and Restated Employment Agreement between Employee and Company dated May 15, 2001. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single instrument.

                            [SIGNATURES ON NEXT PAGE]



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     The parties to this Agreement have executed this instrument on the dates set forth below.

Date:
     -----------------------------     -----------------------------------------
                                       Douglas G. Manner

Date:                                  Mission Resources Corporation
     -----------------------------

                                       By:
                                          --------------------------------------
                                          Jonathan M. Clarkson, Interim CEO,
                                          CFO and President


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